PRESS RELEASE

Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202	600 College Road East Suite 3200 Princeton, New Jersey 08540 Telephone 609.945.1200 Facsimile 609.945.1212
Noonan Russo
Wendy Lau (Media)
212-845-4272
Jane Petrino (Investors)
212-845-4274
FOR IMMEDIATE RELEASE
BARRIER THERAPEUTICS ANNOUNCES FIRST QUARTER 2006
FINANCIAL RESULTS
Princeton, NJ, May 2, 2006 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company developing and commercializing products in the field of dermatology, today announced its financial results for the first quarter ended March 31, 2006.
Financial highlights include:
•	Net loss declined to $11.4 million or $0.47 per share, for the first quarter 2006, from a net loss of $12.2 million, or $0.53 per share, for the first quarter 2005. Results for the current quarter include $1.6 million in stock compensation expense related to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Accounting for Stock-Based Compensation” (FAS 123(R)). Results for first quarter of 2005 do not include any stock option compensation expense under FAS 123(R).

•	Net product revenues increased to $343,000 for the first quarter 2006, compared to $210,000 for the first quarter of 2005. Current quarter revenues include sales of Solagé® in the U.S. and Canada, and VANIQA® in Canada only. Total revenues for the current quarter declined by $181,000 as compared to the prior year. The decline in revenue due to the completion of our Belgian research grant was only partially offset by the increase in product revenues.
“Receiving the FDA approval of Vusion™ Ointment in February 2006 will prove to be a pivotal event for Barrier,” commented Geert Cauwenbergh, Ph.D., Chairman and Chief Executive Officer. “In early March, we introduced Vusion to physicians at the American Academy of Dermatology and it was very well received. We shipped initial product to the major wholesalers prior to the end of March, earlier than we had planned. In addition, we have now recruited and trained additional sales representatives, increasing our U.S. sales organization to a total of 60 territories. This expansion of our commercial organization should put us in a strong position for other potential product introductions. Sebazole™, our 2% ketoconazole gel for the treatment of

Barrier Therapeutics Announces First Quarter 2006 Financial Results

seborrheic dermatitis, is currently under FDA review with a late July PDUFA date, and if approved, could launch prior to the end of 2006.”
First Quarter Financial Results
For the quarter ended March 31, 2006, the Company reported a net loss of $11.4 million, or $0.47 per share, as compared to a net loss of $12.2 million for the first quarter of 2005, which represented a loss per share of $0.53. On January 1, 2006, the Company adopted FAS 123(R) and recorded stock based compensation expense of $1.6 million for the quarter ended March 31, 2006.
Total revenue for the quarter was $472,000, a decrease of $181,000 as compared to the same period in 2005. Total revenues declined during this quarter primarily due to the absence of research grant revenue from the Belgian government, partially offset by an increase in net product revenue.
Total cost of product revenues, including cost of finished goods, distribution expenses, and amortization expense related to the product rights for Solagé, was $215,000 for the quarter as compared to $83,000 for the same period in 2005.
Research and development expenses for the three months ended March 31, 2006 totaled $4.9 million, a decrease of $4.6 million as compared to the same period in 2005. Aggregate spending related to the Company’s product candidates Sebazole and Hyphanox™ declined by $3.9 million since clinical studies that were ongoing in 2005 have been completed. During the quarter, spending for our mid-stage product candidates including Rambazole™ and Azoline were comparable to the same period of 2005. Lower project expenses in the first quarter of 2006 were also attributable to delayed initiation of the Phase 2b trials with Rambazole and Azoline and the Phase 3 trial with Hyphanox in onychomycosis. Research and preclinical expenses declined by $482,000 partially due to completion of work under our Belgian research grant. Internal research and development expenses were $2.7 million, including $491,000 of stock compensation expense under FAS 123(R).
Selling, general and administrative expenses for the quarter increased $3.7 million from the prior year due to $1.6 million in increased costs for our sales organization that was launched during the middle of 2005, increased marketing and market research expenses related to Vusion, Solagé and VANIQA of $1.2 million, and $1.1 million in stock compensation expense under FAS 123(R).
Net interest income for the first quarter of 2006 increased to $776,000 from $592,000 in the first quarter of 2005 as a result of higher interest rates partially offset by lower investment balances.
As a result of adopting FAS 123(R), the Company recognized a cumulative effect adjustment of $57,000 related to the accounting change for forfeitures on deferred compensation.
At March 31, 2006, the Company had $67.9 million in cash, cash equivalents and marketable securities, as compared to $78.1 million as of December 31, 2005.

Barrier Therapeutics Announces First Quarter 2006 Financial Results

First Quarter 2006 and Recent Operational Highlights:
•	Approval by the U.S. Food and Drug Administration of Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment for the treatment of diaper dermatitis complicated by candidiasis. The approval makes Vusion the only prescription product approved for the treatment of this condition in the United States.

•	Execution of an agreement with Novartis Consumer Health Canada, Inc., under which Barrier will market and distribute Denavir® (penciclovir cream) 1% in Canada. Denavir is the only topical antiviral prescription product approved by Health Canada for the treatment of cold sores in adults.

•	Presentation of several key scientific posters at the American Academy of Dermatology 64th Annual Meeting in March 2006. Additional data was presented on our lead products, Vusion and Sebazole.
Conference Call & Webcast Information
Barrier’s senior management will host a conference call on Tuesday May 2, 2006 at 4:30 p.m. Eastern Daylight Time to review the first quarter 2006 financial results and provide a company update. Interested investors can listen to the call live over the Internet on the investor relations section of the Company’s website located at www.barriertherapeutics.com or by dialing 1-888-338-6760 (U.S.) or 1-973-582-2858 (International) and using conference ID code: 7315086. An archived version of the webcast will be available on the company website.
About Barrier Therapeutics
Barrier Therapeutics, Inc. is a pharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company currently markets two pharmaceutical products in the United States, Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, and 81.35% white petrolatum) Ointment and Solagé® (mequinol 2.0% and tretinoin 0.01%) Topical Solution. The Company also markets its Solagé® product in Canada, along with VANIQA® (elflornithine HCI) Cream 13.9%, for which it is the exclusive distributor in Canada. Barrier’s Sebazole™ (2% ketoconazole) product candidate, for the treatment of seborrheic dermatitis, is currently under FDA review. Barrier has other product candidates in various stages of clinical development for the treatment of onychomycosis, acne, psoriasis and fungal infections. The Company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. Web site: http://www.barriertherapeutics.com
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the potential for other product introductions and the prospects for regulatory action for Sebazole. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to Barrier’s ability to execute its commercial and clinical strategy, the

Barrier Therapeutics Announces First Quarter 2006 Financial Results

decisions of regulatory authorities, the results of our clinical trials and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements please see the risk factors in our Annual Report on Form 10K, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.
In addition, please note that success in earlier clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted.
(Financial Tables to Follow)

Barrier Therapeutics Announces First Quarter 2006 Financial Results

Barrier Therapeutics, Inc.
Consolidated Statements of Operations
(All amounts in thousands, except share and per share amounts)

	Three months ended
	March 31,
	2006	2005
Revenues:
Net product revenue	$343	$210
Contract revenue	129	220
Grant revenue	—	223

Total Revenues	472	653

Costs and expenses:
Cost of product revenues	215	83
Research and development	4,929	9,485
Selling, general and administrative	7,535	3,835

Total costs and expenses	12,679	13,403

Loss from operations	(12,207)	(12,750)

Interest income, net	776	592

Net loss before cumulative effect of change in accounting principle	(11,431)	(12,158)

Cumulative effect of change in accounting principle	57	—

Net loss	$(11,374)	$(12,158)

Basic and diluted net loss per share before and after change in accounting principle	$(0.47)	$(0.53)

Weighted average shares outstanding — basic and diluted	24,082,271	22,807,097

Certain amounts have been reclassified to conform to the current period
Condensed Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2006	2005
Cash and cash equivalents	$22,980	$16,891
Marketable securities	44,901	61,229
Total assets	75,835	84,961
Current liabilities	8,784	8,290
Total stockholders’ equity	$66,723	$76,266
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